Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
April 10, 2008	OTCBB: LFVN
LIFEVANTAGE ANNOUNCES SALES INCREASE; ADDS MEDIA POWERHOUSE TO
NATIONAL TELEVISION ADVERTISING CAMPAIGN
GREENWOOD VILLAGE, Colorado – LifeVantage Corporation (OTCBB: LFVN) www.lifevantage.com, announced today that March sales of its revolutionary anti-aging supplement, Protandim®, reached the highest levels since November 2007. “Increased sales were seen in both direct and retail channels,” said David Brown President and CEO of LifeVantage, “and now, we’re excited to announce that for the first time in Company history, we will engage in a national branding and awareness campaign that will include network television commercials as well as aggressive online advertising.” Protandim first came to prominence after the natural product was featured on ABC News’ Primetime Live as a breakthrough “with the potential of adding years to people’s lives.”
The marketing effort is led by Los Angeles based Peter Baloff, an award-winning creative director with a reputation as one of the country’s most successful advertising strategists, best known for launching new companies and new brands utilizing results-driven advertising models.
To promote Protandim, LifeVantage has partnered with U.S. International Media, founded by legendary media buyer, Dennis Holt, the founder of Western Media, one of the world’s largest media buying companies. The campaign will initially target viewers of CNN, Headline News Network, Hallmark Television, Oxygen and The Travel Channel, all networks known to attract health-conscious consumers.
In addition, U.S. International Media’s interactive division will lead the online marketing effort. Their efforts will be supported by a complete website re-design by Ciplex, the premiere web design firm in Los Angeles, which specializes in search optimization. Ciplex’s impressive client list includes Century 21, Dell and Nike.
“We are committed to long-term branding,” says Mr. Brown, “by combining direct response advertising with state-of-the-art internet direct marketing strategies, we will subsidize our media budgets, allowing us to conduct ongoing campaigns. This is what it takes to build brand awareness and to insure geometric, then exponential growth.”
The initial television test features one-minute, two-minute and five-minute commercials, informing viewers that “Protandim is the only supplement in the world clinically proven to slow the rate of cell aging to the level of a 20 year old.” The commercials include scientifically supported 3-D medical animation and testimonials to present the story of this revolutionary supplement.

About Protandim®
Protandim® is a unique approach to fighting the effects of cell-damaging free radical molecules which advance the aging process, including many of the diseases of aging. The patented dietary supplement increases the body’s natural antioxidant protection by inducing the cells of the body to produce naturally occurring protective antioxidant enzymes, a process which is thousands of times more effective than traditional vitamin-mineral supplements. Free radical damage occurs when a person is subjected to environmental stresses and generally increases with age. Data from a peer-reviewed scientific study in men and women, sponsored by LifeVantage, show that after 30 days of taking Protandim®, the level of circulating toxins produced by free radicals decreased an average of 40 percent. With continued use, the decrease was maintained at 120 days. For more information, please visit the Protandim® product web site at www.protandim.com or contact Jan Strode at (619) 890-4040.
About LifeVantage Corporation
LifeVantage Corporation is a publicly traded (OTCBB: LFVN), science based, natural products company, dedicated to helping people reach their health and wellness goals through science-based solutions to oxidative stress. Founded in 2003 and based in Colorado, LifeVantage develops nutraceutical products, including Protandim, that leverage the company’s expertise and that are intended to deliver significant health benefits to consumers. For more information, visit www.protandim.com or contact Jan Strode at (619) 890-4040.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties including the risk that sales of our product may not continue at the levels discussed in this press release. These risks and uncertainties may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2007, and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company, and the Company undertakes no obligation to revise or update these forward-looking statements.
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CONTACTS:

LifeVantage Corporation

Press Contact: Jan Strode	Telephone: (619) 890-4040